Exhibit 99.1

                     MOOG'S SECOND QUARTER EPS INCREASE 14%

    EAST AURORA, N.Y., April 22 /PRNewswire-FirstCall/ -- Moog Inc. (NYSE: MOG.A and MOG.B) announced today second quarter earnings of $15.8 million, up 12% from $14.1 million one year earlier. On a diluted per share basis, earnings per share were $.40 for the quarter, up 14.3% over $.35 per share of a year ago, after adjustment for the recently completed three-for-two stock split. Sales for the quarter of $255 million were up 9%, or $21 million, from last year's level.

    On a year-to-date basis, Moog's earnings per share of $.78 were up 16.4% from $.67 in the year previous. Sales for the six months were up 9.7% to $505 million.

    Aircraft segment sales of $109 million were up $7.3 million from the same quarter last year. The increase was almost entirely on the commercial side where aftermarket rose more than $2 million; increases on Boeing and Airbus commercial aircraft, along with business jets, also contributed to the gain. Military revenues were up slightly, primarily as a result of gains on the F-15, Black Hawk, A400M, and aftermarket, offsetting expected lower production on both the F-35 and V-22. Margins declined due to contract loss reserves taken on two aircraft development programs.

    Space and Defense segment revenues for the quarter were $30.9 million, an increase of $4.5 million. The majority of the increase was in military satellites. Margins surged in the quarter as a result of increased volume in production of mechanisms for satellites.

    Sales for the Company's Industrial segment were $78.8 million, up $5.7 million. Many of the segment's product lines increased, with turbines growing nearly $2 million. Material test, metal forming, and aftermarket also grew, with each experiencing million dollar plus gains. Margins were up slightly.

    In the Components segment, sales were $36.6 million, up $3.7 million. Medical equipment led the way, increasing more than $2 million. Products for the space and defense industry grew also, as did those for military aircraft. Margins were up significantly.

    The current backlog level of $482 million was up $.4 million from the prior quarter and $47.6 million from the same quarter a year ago.

    "Fiscal '05 is right on track," said R. T. Brady, Chairman & CEO. "Commercial aircraft is making up for the lull on the military side. Military satellites are helping Space and Defense improve its performance. Our Industrial segment is posting strong real growth, in addition to the benefit from the currency effect. And Components is performing extremely well both in terms of sales and margins. In view of these positive results, we're raising our mid-range sales guidance by $7 million from $998 million to a little over $1 billion. We're maintaining our post-split range of earnings at $1.60 to $1.66 for the year. "

    Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems. Moog's high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, and medical equipment.

    Additional information about the company's quarter ended March 26, 2005 can be found on its website, http://www.moog.com, including a text of its prepared conference call remarks.

    Cautionary Statement
    Information in this release that does not consist of historical facts, including statements accompanied by or containing words such as "may," "will," "should," "believes," "expects," "expected," "intends," "plans," "projects," "estimates," "predicts," "potential," "outlook," "forecast," "anticipates," "presume," and "assume," are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and are subject to several factors, risks and uncertainties, the impact or occurrence of which could cause actual results to differ materially from the expected results described in the forward-looking statements. These important factors, risks and uncertainties include (i) fluctuations in general business cycles for commercial aircraft, military aircraft, space and defense products and industrial capital goods, (ii) the Company's dependence on government contracts, that may not be fully funded or may be terminated, (iii) the Company's dependence on certain major customers, such as The Boeing Company and Lockheed Martin, for a significant percentage of its sales, (iv) the possibility that the demand for the Company's products may be reduced if the Company is unable to adapt to technological change, (v) intense competition which may require the Company to lower prices or offer more favorable terms of sale, (vi) the Company's significant indebtedness, which could limit its operational and financial flexibility, (vii) the possibility that new product and research and development efforts may not be successful which could reduce the Company's sales and profits, (viii) higher pension costs and increased cash funding requirements which could occur in future years if future actual plan results differ from assumptions used for the Company's defined benefit plans, including returns on plan assets and interest rates, (ix) a write-off of all or part of the Company's goodwill which could adversely affect the Company's operating results and net worth and cause it to violate covenants in its bank agreements, (x) the potential for substantial fines and penalties or suspension or debarment from future contracts in the event the Company does not comply with regulations relating to defense industry contracting, (xi) the potential for cost overruns on development jobs and fixed-price contracts and the risk that actual results may differ from estimates used in contract accounting, (xii) the possibility that the Company's subcontractors may fail to perform their contractual obligations, which may adversely affect the Company's contract performance and the Company's ability to obtain future business, (xiii) the Company's ability to successfully identify and consummate acquisitions and integrate the acquired businesses, (xiv) the Company's dependence on its management team and key personnel, (xv) the possibility of a catastrophic loss of one or more of the Company's manufacturing facilities, (xvi) the possibility that future terrorist attacks, wars or other civil disturbances could negatively impact the Company's business, (xvii) the Company's operations in foreign countries could expose the Company to political risks and adverse changes in local, legal, tax and regulatory schemes, (xviii) the possibility that government regulation could limit our ability to sell our products outside the United States, (xix) the impact of product liability claims related to the Company's products used in applications where failure can result in significant property damage, injury or death and in damage to the Company's reputation, (xx) the possibility that litigation may result unfavorably to the Company, (xxi) foreign currency fluctuations in those countries in which the Company does business and other risks associated with international operations, and (xxii) the cost of compliance with environmental laws. The factors identified above are not exhaustive. New factors, risks and uncertainties may emerge from time to time that may affect the forward-looking statements made in this release. Given these factors, risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictive of future results. The Company disclaims any obligation to update the forward-looking statements made in this release.

                                    MOOG INC.
                       CONSOLIDATED STATEMENTS OF EARNINGS
                  (dollars in thousands, except per share data)

                                      Three Months Ended             Six Months Ended
                                 ---------------------------   ----------------------------
                                   March 26,      March 31,      March 26,       March 31,
                                     2005           2004           2005            2004
                                 ------------   ------------   ------------    ------------
Net sales                        $    255,237   $    234,069   $    504,540    $    460,054
Cost of sales                         174,344        160,209        348,227         319,697
Gross profit                           80,893         73,860        156,313         140,357

Research and development               10,133          7,498         19,142          14,266
Selling, general and
 administrative                        43,819         42,702         84,738          80,433
Interest                                3,170          2,834          5,879           6,019
Other                                      10            413            (34)            888
                                       57,132         53,447        109,725         101,606

Earnings before income
 taxes                                 23,761         20,413         46,588          38,751

Income taxes                            7,991          6,328         15,843          12,010

Net earnings                     $     15,770   $     14,085   $     30,745    $     26,741

Net earnings per share
   Basic                         $        .41   $        .36   $        .80    $        .69
   Diluted                       $        .40   $        .35   $        .78    $        .67

Average common shares
 outstanding
   Basic                           38,607,521     38,978,142     38,597,874      38,894,426
   Diluted                         39,528,401     39,817,820     39,486,535      39,719,017

                                    MOOG INC.
                     CONSOLIDATED SALES AND OPERATING PROFIT
                             (dollars in thousands)

                                      Three Months Ended             Six Months Ended
                                 ---------------------------   ----------------------------
                                   March 26,      March 31,      March 26,       March 31,
                                     2005           2004           2005            2004
                                 ------------   ------------   ------------    ------------
Net Sales
   Aircraft Controls             $    109,003   $    101,699   $    215,183    $    204,302
   Space & Defense Controls            30,901         26,352         64,083          54,766
   Industrial Controls                 78,761         73,106        153,631         136,980
   Components                          36,572         32,912         71,643          64,006
Net sales                        $    255,237   $    234,069   $    504,540    $    460,054

Operating Profit and Margins
   Aircraft Controls             $     15,043   $     15,629   $     30,156    $     32,548
                                         13.8%          15.4%          14.0%           15.9%
   Space & Defense Controls             3,402            298          6,657             692
                                         11.0%           1.1%          10.4%            1.3%
   Industrial Controls                  7,281          6,609         12,756          11,353
                                          9.2%           9.0%           8.3%            8.3%
   Components                           5,032          4,022          9,682           6,671
                                         13.8%          12.2%          13.5%           10.4%
Total operating profit                 30,758         26,558         59,251          51,264
                                         12.1%          11.3%          11.7%           11.1%

Deductions from Operating
 Profit
   Interest expense                     3,170          2,834          5,879           6,019
   Corporate expenses and
    other                               3,827          3,311          6,784           6,494
Earnings before Income Taxes     $     23,761   $     20,413   $     46,588    $     38,751

    Note -- Prior period amounts have been restated to conform to the transfer of the defense controls product line to the Space and Defense Controls segment. These amounts were previously included in Industrial Controls.

                                    MOOG INC.
                           CONSOLIDATED BALANCE SHEETS
                             (dollars in thousands)

                                             March 26,      September 25,
                                               2005             2004
                                          --------------   --------------
Cash                                      $       72,319   $       56,701
Receivables                                      277,187          261,776
Inventories                                      201,819          189,649
Other current assets                              44,991           40,963
    Total current assets                         596,316          549,089
Property, plant and equipment                    248,865          246,743
Goodwill                                         291,712          288,563
Other non-current assets                          46,057           40,533
    Total assets
                                          $    1,182,950   $    1,124,928

Notes payable                             $          885   $          923
Current installments of long-term debt            17,304           18,700
Contract loss reserves                            14,269           14,311
Other current liabilities                        223,180          193,350
    Total current liabilities                    255,638          227,284
Long-term debt                                   274,395          291,666
Other long-term liabilities                      140,955          134,322
    Total liabilities                            670,988          653,272
Shareholders' equity                             511,962          471,656
    Total liabilities and shareholders'
     equity                               $    1,182,950   $    1,124,928

SOURCE  Moog Inc.
    -0-                             04/22/2005
    /CONTACT:  Susan Johnson, Moog Inc., +1-716-687-4225/
    /Web site:  http://www.moog.com /
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